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                              CONSULTING AGREEMENT

         AGREEMENT, effective as of November 1, 1998, between P & F INDUSTRIES, INC., a Delaware corporation (the "Company") having its principal place of business at 300 Smith Street, Farmingdale, New York 11735, and SIDNEY HOROWITZ, residing at 20597 Links Circle, Boca Raton, Florida 33434 (the "Consultant").

                                   WITNESSETH

         WHEREAS, the Company recognizes the value of the experience, training and background of the Consultant;

         WHEREAS, the Company wishes to utilize the Consultant's expertise and background regarding the Company; and

         WHEREAS, the Company and the Consultant wish to replace the Consulting Agreement, dated as of November 1, 1995, between the parties hereto, with this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, it is agreed by and between the parties hereto as follows:

         1. Term of Service

         The term of the Consultant's service pursuant to this Agreement will commence on the effective date hereof and will terminate on October 31, 2000 (the "Consulting Term").

         2. Consulting Arrangements

         2.1. The Consultant's services hereunder shall be rendered at such place or places and times, on such subjects and in such manner as shall be satisfactory to him. The Company shall pay the Consultant during the Consulting Term a consulting fee, on a monthly basis in advance, at the rate of $100,000 per annum.

         2.2. During the Consulting Term, the Consultant shall be entitled to all benefits and service credit for benefits under medical insurance, life insurance and other employee benefit plans, programs and arrangements of the Company as if he were still employed during such period under this Agreement, to the extent that such benefits and service credit are available to consultants to the Company generally under the terms thereof. In addition, the Company shall provide the Consultant, at the Company's expense, with the Consultant's current automobile until May 31, 2000 and with a current-model automobile from June 1, 2000 to and including October 31, 2000, provided that the Consultant shall pay all costs associated therewith, including without limitation insurance and gasoline.

         3. Events of Termination


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         In the event of the Consultant's death, this Agreement will terminate and the Consultant shall receive (i) his full consulting fee through the date of death and (ii) an additional payment equal to one year's consulting fee, but no payment shall be made pursuant to this Article 3 which would result in the Consultant receiving aggregate compensation pursuant to this Agreement of more than $200,000.

         4. Protection of Information

         4.1. In view of the fact that the Consultant's work with the Company will bring him into close contact with many confidential affairs of the Company, including matters of a business nature such as information about costs, profits, markets, sales, plans for future development and other information not readily available to the public, the Consultant will:

         4.1.1. keep secret all confidential information relating to the Company and not disclose such information to anyone outside of the Company either during or after his service with the Company, except with the Company's prior written consent; and

         4.1.2. deliver promptly to the Company on termination of his services hereunder, or at any time the Company may so request, all memoranda, notes, records, lists, reports and other documents (and all copies thereof) relating to the business of the Company, which he may then possess or have under his control.

         5. Miscellaneous

         5.1. If any provision contained in this Agreement is hereafter construed to be invalid or unenforceable, such event will not affect the remainder of this Agreement, which will be given full effect, without regard to the invalid portions.

         5.2 If any covenant contained in Article 4, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, such provision will then be enforceable.

         5.3. This Agreement has been negotiated and executed in the State of New York, and will be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

         5.4. All notices, requests, consents and other communications required or permitted to be given hereunder will be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail (if possible), addressed to either party at the address set forth in the preamble to this Agreement (or to such other address as either party shall designate by notice in writing to the other in accordance herewith).

         5.5 The article headings contained herein are for reference purposes only and


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shall not in any way affect the meaning or interpretation of this Agreement.

         5.6. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes and will supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof between the Consultant and the Company.

         5.6.1. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof will in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement this 3rd day of December effective as of the date first above written.


                                           P & F INDUSTRIES, INC.

                                           By: Richard Horowitz
                                           Name:  Richard Horowitz
                                           Title: President

                                           By:  Sidney Horowitz
                                           Name: Sidney Horowitz